102 South Main Street Greenville, SC 29601 864.421.1068

The South Financial Group Strengthens Capital Position

Company Announces Multi-Tiered Plan to Enhance Balance Sheet

GREENVILLE, SC – May 2, 2008 – The South Financial Group, Inc. (NASDAQ: TSFG) (“TSFG” or the “Company”) today announced a multi-tiered plan to strengthen its overall capital position. The plan is comprised of the issuance of approximately $250 million of mandatory convertible non-cumulative preferred stock by TSFG; the issuance of bank-level subordinated debt up to approximately $100 million following the closing of the preferred offering; and a reduction of TSFG’s quarterly common stock cash dividend to $.01 per share. The additional capital will enhance TSFG’s balance sheet and enable it to remain focused on executing its strategic objectives and delivering long-term shareholder value beyond this current credit environment.

“We are very pleased with the strong support we have received for our capital plan and the confidence that our investors, regulators and rating agencies have expressed in our underlying business. This was evident in the fact that our offering was over-subscribed,” said Mack I. Whittle, Jr., Chairman, President and Chief Executive Officer of The South Financial Group. “Our principal objective was to fortify our balance sheet in this period of economic uncertainty. We believe that this capital raise will position us for future success under the most challenging circumstances. Given the current challenging environment for banking and residential real estate, we believe that our capital plan will enable us to continue to execute our strategic plan and position our Company for the long-term. We will continue to review our organization for further enhancements to create shareholder value. Despite the difficult market conditions, I am confident in our ability to continue serving our customers at the highest level.”

The South Financial Group has accepted commitments to purchase 250,000 shares of preferred stock with a purchase price and liquidation value of $1,000 per share. The preferred securities pay dividends at an annual rate of 10%, have a conversion price of $6.50, and are expected to be convertible into approximately 38.5 million common shares of TSFG. Following shareholder approval (referenced below), the securities will be convertible at the option of the holder at any time, and will be mandatorily convertible on the earlier of three years from the date of issuance or after the two year anniversary of such shareholder approval if the closing price of TSFG’s common stock equals or exceeds $21.00 per share for 20 consecutive trading days. (Approximately 23% of these preferred securities will become convertible following the initial meeting held to seek shareholder approval, without regard to whether shareholder approval is obtained at that meeting.) These preferred securities have been placed primarily with a group of institutional investors, and the Company anticipates closing the sale on May 8, 2008.

TSFG’s common stock cash dividend will be reduced to $0.04 per share on an annualized basis. This will enable TSFG to preserve approximately $52 million annually in retained capital. TSFG has paid the previously announced dividend on May 1, 2008 and the reduction of the common stock cash dividend will commence with the dividend payable in August.

Following the completion of the convertible preferred stock offering, and before giving effect to the impact of the anticipated subordinated debt offering and reduction in the common stock cash dividend, TSFG expects its pro forma March 31, 2008 leverage ratio, tier 1 risk-based capital ratio and total risk based capital ratio to increase to approximately 9.9%, 11.3% and 12.9%, respectively, and the tangible equity to tangible assets will increase to 8.5% on an as adjusted basis.

Pursuant to NASDAQ MarketPlace Rules, TSFG shareholders are required to approve the transaction in order to provide the purchasers of the mandatory convertible non-cumulative preferred stock full voting rights on an as-converted basis. Prior to shareholder approval, the aggregate voting rights of the preferred stock will be limited to 19.9% of the outstanding votes. The Company intends to seek such approval not later than 180 days of the completion of this offering. In the event shareholder approval is not obtained prior to May 1, 2011, the dividend rate will be increased over time up to 17% and the conversion price will be decreased over time to $4.00, until receipt of such shareholder approval.

Sandler O’Neill + Partners, L.P. is acting as financial advisor for the offerings.

General Information

The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. At March 31, 2008, it had approximately $13.7 billion in total assets and 174 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast, concentrating its growth in metropolitan statistical areas. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At March 31, 2008, approximately 46% of TSFG’s total customer deposits were in South Carolina, 39% were in Florida, and 15% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Forward-Looking Statements

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles ("GAAP"). TSFG provides data eliminating intangibles in order to present data on a "tangible" basis and uses these non-GAAP measures in its analysis of TSFG’s financial condition. TSFG believes the non-GAAP measures enhance investors' understanding of TSFG's business. These measures are also useful in understanding trends and facilitate comparisons with other financial institutions. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. However, such statements necessarily involve risks and uncertainties and there are a number of factors - many of which are beyond TSFG's control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG's actual results, please refer to TSFG's filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

James R. Gordon, EVP – Chief Financial Officer (864) 552-9050 Mary M. Gentry, EVP – Investor Relations (864) 421-1068 Christopher T. Holmes, EVP – Retail Banking and IR (864) 255-8970